Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS FIRST QUARTER 2006 EARNINGS EXCEED GUIDANCE;
INCREASES FULL YEAR OUTLOOK

Highlights:
•	First quarter earnings from continuing operations were $0.25 per share, above the high-end of the original guidance of $0.15 per share.
•	Treatment Products segment operating income increased 17 percent over the prior year quarter, driven by HTH water products.
•	Second quarter earnings per share from continuing operations are expected to be in the $1.20 to $1.30 range, compared to $1.03 for the prior year quarter.
•	Full year earnings per share from continuing operations are now expected to be in the $1.60 to $1.70 range.

NORWALK, Conn., May 2, 2006 - ARCH CHEMICALS, INC. (NYSE: ARJ) announced for the first quarter 2006, sales were $317.8 million compared to $301.3 million in the corresponding period in 2005. Segment operating income was $14.4 million in 2006 compared to $9.9 million in 2005. Earnings from continuing operations were $0.25 per share for the first quarter 2006 on $6.1 million of income, compared to $0.15 per share on income of $3.6 million a year ago.

“The strong earnings that we posted during the first quarter were driven largely by the excellent progress that we’re making under our multifaceted, margin-improvement plan for our HTH water products business,” said Chairman, President and CEO Michael E. Campbell.  “We’re confident that this solid start to the year should help Arch deliver another year of strong, improved performance.  We’ll do so by continuing to improve margins in our water products business and by capitalizing on the excellent, global growth prospects in our other core biocides businesses.  And in the face of continued high raw material and energy costs, we also will remain focused on tightly controlling costs and raising prices wherever possible.”

The following compares segment sales and operating income (including equity in earnings of affiliated companies) for the first quarters of 2006 and 2005:

Treatment Products
Treatment Products reported sales of $253.0 million and operating income of $16.1 million compared with sales of $247.7 million and operating income of $13.8 million in 2005.

HTH Water Products
HTH water products reported sales of $99.4 million and operating income of $4.3 million in 2006 compared to sales of $90.8 million and break-even operating results for 2005.

Sales increased $8.6 million, or approximately nine percent, principally due to favorable pricing for both branded and non-branded pool treatment products in the North American market. In addition, sales volumes increased due to the acquisition of the remaining 50 percent of the Company’s water products joint venture, Nordesclor ($10.3 million or 11 percent), partially offset by lower volumes in North America from shedding unprofitable business.

Operating results increased $4.3 million primarily as a result of the positive contribution of the acquired business, improved pricing primarily for the North American product lines, favorable product mix and cost reduction initiatives. In addition, included in the results of operations are costs associated with exiting the Spanish market and certain reorganization costs at the Company’s Charleston, Tennessee manufacturing location.

Personal Care and Industrial Biocides
Personal care and industrial biocides reported sales of $66.4 million and operating income of $10.9 million compared to sales and operating income of $69.8 million and $12.5 million, respectively, in 2005.

Sales decreased $3.4 million, or approximately five percent, due primarily to lower volumes in the industrial biocides business and unfavorable foreign exchange. The lower volumes were attributable to competitive pressures within the building products market and to a lesser extent the marine paint market. The lower volumes were partially offset by favorable pricing as the industrial biocides business increased prices on many product lines within the building products and metalworking fluid markets to partially mitigate the higher raw material costs. In addition, sales of antidandruff products were comparable to the prior year quarter.

Operating income decreased $1.6 million as a result of the lower sales volumes and a decrease in gross margin, partially offset by lower selling and administration costs. The decrease in gross margin is due primarily to higher raw material costs in the industrial biocides business.

Wood Protection and Industrial Coatings
Wood protection and industrial coatings reported sales of $87.2 million and operating income of $0.9 million compared to sales and operating income of $87.1 million and $1.3 million, respectively, in 2005.

Sales were comparable as higher volumes and favorable pricing were offset by unfavorable effect of foreign exchange. Higher volumes in both the export and Italian furniture markets in the industrial coatings business and of traditional CCA-products in wood protection were slightly offset by lower volumes of Wolman® E (CCA-substitute) products in wood protection.

Operating income decreased over the prior year as lower margins in the wood protection business were mostly offset by lower operating expenses in the industrial coatings business. The lower margins in the wood protection business were primarily driven by higher raw material costs. The lower expenses in the industrial coatings business are principally due to a decrease in expense for bad debts and legal fees.

Performance Products
Performance Products reported sales of $64.8 million and operating income of $3.6 million compared with sales and operating income of $53.6 million and $0.2 million, respectively, in 2005.

Performance urethanes sales increased approximately 24 percent over the prior year due to improved pricing and higher volumes. The improved pricing was principally due to successful price increases to mitigate higher raw material costs. The increase in volumes was due to stronger demand across most product lines, particularly specialty polyols and glycols. Operating income improved $2.9 million as a result of higher margins from increased pricing and higher volumes.

Hydrazine sales decreased approximately six percent due primarily to lower Ultra PureTM Hydrazine volumes. This was mostly offset by the facility fees from the new U.S. Government contract. Operating results improved as a result of lower manufacturing costs.

2006 Outlook
The Company anticipates earnings from continuing operations in the second quarter 2006 to be in the $1.20 to $1.30 per share range, compared to $1.03 for the prior-year quarter. The significant improvement is principally driven by our HTH water products business as operating income is expected to improve $16 to $20 million over the prior period quarter.

For full year 2006, sales are expected to increase approximately six to eight percent and earnings per share from continuing operations are expected to range from $1.60 to $1.70, compared to the Company’s earlier guidance of $1.50 to $1.60 per share. The increase in the estimate is principally due to higher earnings in the hydrazine business of approximately $0.06 per share due to an amendment to the Company’s government contract resulting in lower costs and higher facility fees in 2006 and the decrease in the estimated effective tax rate from 35 percent to 33 percent, or approximately $0.04 per share. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be in the $30 to $35 million range. Pension expense is expected to increase by approximately $7 million over prior year.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch
Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.3 billion.  Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes.  The Company’s concentration is in water, hair and skin care products, pressure-treated wood, paints and coatings, building products and health and hygiene applications.  Arch Chemicals operates in two segments:  Treatment Products and Performance Products.  Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ first quarter 2006 earnings conference call on Tuesday May 2, 2006 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•
If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (866) 770-7120, passcode 33832847, in the United States or (617) 213-8065, passcode 33832847, outside the United States.

•
A telephone replay will be available from 1:00 p.m. on Tuesday, May 2, 2006 until 6:00 p.m. (ET) on Tuesday May 9, 2006. The replay number is (888) 286-8010, passcode 20281510; from outside the United States, please call (617) 801-6888, passcode 20281510.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of moderate growth or recession in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs and availability for certain chemical product lines; an increase in anti-dumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; and gains or losses on derivative instruments.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Income (a)
(In millions, except per share amounts)
	Three Months
	Ended March 31,
	2006	2005
Sales	$317.8	$301.3
Cost of Goods Sold	229.9	217.6
Selling and Administration	69.1	69.7
Research and Development	4.6	5.0
Interest Expense, net	5.3	4.4
Income from Continuing Operations Before Equity
in Earnings of Affiliated Companies and Taxes	8.9	4.6
Equity In Earnings of Affiliated Companies	0.2	0.9
Income Tax Provision	3.0	1.9
Income from Continuing Operations	6.1	3.6
Loss from Discontinued Operations, net of tax (b)	(0.4)	-
Net Income	$5.7	$3.6

Basic Income Per Share:
Continuing Operations	$0.25	$0.15
Loss from Discontinued Operations (b)	(0.01)	-
Basic Income Per Share	$0.24	$0.15

Diluted Income Per Share:
Continuing Operations	$0.25	$0.15
Loss from Discontinued Operations (b)	(0.01)	-
Diluted Income Per Share	$0.24	$0.15

Weighted Average Common Stock Outstanding - Basic	23.9	23.6
Weighted Average Common Stock Outstanding - Diluted	24.1	23.8

(a) Unaudited.

(b) Represents the results of operations of the CMS business which is accounted for as an Asset Held For Sale.

Arch Chemicals, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)
	March 31,	December 31,
	2006 (a)	2005

Assets:
Cash & Cash Equivalents	$35.9	$43.1
Accounts Receivable, Net (b)	143.7	133.1
Short-Term Investment (b)	49.6	68.4
Inventories, Net	226.4	172.0
Other Current Assets	38.8	39.8
Assets Held For Sale	5.8	8.3
Total Current Assets	500.2	464.7
Investments and Advances - Affiliated Companies at Equity	5.8	5.7
Property, Plant and Equipment, Net	186.5	191.4
Goodwill	212.9	211.5
Other Intangibles	138.8	140.7
Other Assets	48.0	47.9
Total Assets	$1,092.2	$1,061.9

Liabilities and Shareholders' Equity:
Short-Term Borrowings	$13.3	$8.5
Current Portion of Long-Term Debt (c)	152.2	3.5
Accounts Payable	201.5	174.6
Accrued Liabilities	74.3	88.9
Liabilities Associated with Assets Held For Sale	6.8	9.1
Total Current Liabilities	448.1	284.6
Long-Term Debt	67.7	217.8
Other Liabilities	199.4	194.5
Total Liabilities	715.2	696.9
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
23.9 Shares Issued and Outstanding (23.6 in 2005)	23.9	23.6
Additional Paid-in Capital	428.8	422.2
Retained Earnings	37.3	36.4
Accumulated Other Comprehensive Loss	(113.0)	(117.2)
Total Shareholders' Equity	377.0	365.0
Total Liabilities and Shareholders' Equity	$1,092.2	$1,061.9

(a) Unaudited.

(b) The Company sold certain accounts receivable through an accounts receivable securitization program, see Form 10-K for additional information. As a result, accounts receivable have been reduced, and the Company's retained interest in such receivables has been reflected as a short-term investment. As of March 31, 2006, the Company had sold $53.6 million of participation interests in $103.2 million of accounts receivable and as of December 31, 2005, the Company had not sold any participation interests in such accounts receivable.

(c) At March 31, 2006, the Company reclassed $149.0 million of its senior notes to current as they come due in March 2007.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Cash Flows (a)
(In millions)

Three Months Ended March 31,	2006	2005
Operating Activities:
Net Income	$5.7	$3.6
Adjustments to Reconcile Net Income to Net Cash
and Cash Equivalents (Used in) Provided by Operating
Activities:
Loss from Discontinued Operations	0.4	-
Equity in Earnings of Affiliates	(0.2)	(0.9)
Depreciation and Amortization	11.3	12.0
Deferred Taxes	0.7	(0.1)
Restructuring Payments	(0.1)	(0.7)
Changes in Assets and Liabilities, Net of Purchase
and Sale of Businesses:
Accounts Receivable Securitization Program	53.6	-
Receivables	(43.7)	(56.7)
Inventories	(53.4)	(49.1)
Other Current Assets	0.3	(2.3)
Accounts Payable and Accrued Liabilities	12.5	26.0
Noncurrent Liabilities	5.7	5.9
Other Operating Activities	0.4	0.1
Net Operating Activities from Continuing Operations	(6.8)	(62.2)
Cash Flows of Discontinued Operations	(0.2)	1.2
Net Operating Activities	(7.0)	(61.0)
Investing Activities:
Capital Expenditures	(3.4)	(3.1)
Businesses Acquired in Purchase Transaction, Net of Cash Acquired	(1.2)	(0.1)
Cash Proceeds (Payments) from the Sale of a Business	(0.2)	(3.5)
Cash Flows of Discontinued Operations	-	-
Other Investing Activities	(1.3)	(0.7)
Net Investing Activities	(6.1)	(7.4)
Financing Activities:
Long-Term Debt Borrowings (Repayments)	(1.5)	15.8
Short-Term Borrowings	4.6	25.3
Dividends Paid	(4.8)	(4.7)
Cash Flows of Discontinued Operations	-	-
Other Financing Activities	6.9	1.3
Net Financing Activities	5.2	37.7
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.7	(4.0)
Net Decrease in Cash and Cash Equivalents	(7.2)	(34.7)
Cash and Cash Equivalents, Beginning of Year	43.1	74.6
Cash and Cash Equivalents, End of Period	$35.9	$39.9

(a) Unaudited.

Arch Chemicals, Inc.
Segment Information (a)
(In millions)

	Three Months
	Ended March 31,
	2006	2005
Sales:
Treatment Products:
- HTH Water Products	$99.4	$90.8
- Personal Care and Industrial Biocides	66.4	69.8
- Wood Protection and Industrial Coatings	87.2	87.1
Total Treatment Products	253.0	247.7
Performance Products:
- Performance Urethanes	60.4	48.9
- Hydrazine	4.4	4.7
Total Performance Products	64.8	53.6
Total Sales	$317.8	$301.3
Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products	$4.3	$-
- Personal Care and Industrial Biocides	10.9	12.5
- Wood Protection and Industrial Coatings	0.9	1.3
Total Treatment Products	16.1	13.8
Performance Products:
- Performance Urethanes	3.8	0.9
- Hydrazine	(0.2)	(0.7)
Total Performance Products	3.6	0.2
	19.7	14.0
General Corporate Expenses (c)	(5.3)	(4.1)
Total Segment Operating Income including
Equity in Earnings of Affiliated Companies	14.4	9.9
Equity in Earnings of Affiliated Companies	(0.2)	(0.9)
Total Operating Income	14.2	9.0
Interest Expense, net	(5.3)	(4.4)
Income from Continuing Operations before
Taxes and Equity in Earnings of Affiliated Companies	$8.9	$4.6

(a) Unaudited.

(b) Includes equity in earnings (losses) of affiliated companies.

(c) Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program.